Exhibit 99.1

News Release

Edgen Completes Sale of $540 Million of its 8 3/4% Senior Secured Notes due 2020 and Repurchases 12 ¼% Senior Secured Notes due 2015 Tendered Pursuant to Previously Announced Tender Offer

BATON ROUGE, LA, October 16, 2012—Edgen Group Inc. (“Edgen”) (NYSE: EDG) today announced that Edgen Murray Corporation (“EMC”) has completed its previously announced offering of $540 million aggregate principal amount of its 8 3/4% Senior Secured Notes due 2020 (the “Notes”). Edgen will use the net proceeds of this offering to repay or retire all of EMC’s outstanding 12 ¼% senior secured notes due 2015.  EMC is an indirect subsidiary of Edgen. Any remaining net proceeds would be used for general corporate purposes.

Edgen also announced today that EMC has repurchased all notes validly tendered, and not validly withdrawn, on or prior to the consent deadline, of 5:00 p.m., New York City time, on October 15, 2012, with respect to its previously announced cash tender offer and consent solicitation for any and all of its $465,000,000 aggregate principal amount outstanding of 12 ¼% Senior Secured Notes due 2015 (the “Old Notes”) and issued a notice of redemption for the remaining $26,692,000 outstanding principal amount of the Old Notes.  On October 19, 2012, EMC will redeem the remaining principal amount outstanding of the Old Notes at a redemption price equal to 100.00% of the aggregate principal amount of the Old Notes to be redeemed plus the “Applicable Premium” (as defined in the indenture governing the Old Notes) as of, and accrued and unpaid interest to, if any, the redemption date.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Edgen

Edgen is a leading global distributor of specialized products and services to the energy and industrial infrastructure markets, including steel pipe, valves, quenched and tempered and high yield heavy plate and related components.  Edgen is headquartered in Baton Rouge, Louisiana.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the expected use of proceeds from the offering. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements.  Our historical financial information, and the risks and other important factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition, are contained in our filings with the Securities and Exchange Commission (“SEC”), including our prospectus filed with the SEC on April 27, 2012 and in our subsequent filings with the SEC made prior to or after the date hereof. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Contacts

Edgen Group Inc.
Erika Fortenberry, 225-756-9868
Director of Investor Relations